Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

Clipper Realty Inc.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	(2)
	Omnibus Plan		2,500,000	$3.95	$9,875,000	.00014760	$1,457.55
	Director Plan		500,000	$3.95	$1,975,000	.00014760	$291.51
Total Offering Amounts					$11,850,000		$1,749.06
Total Fee Offsets							-
Net Fee Due							$1,749.06

(1)

This Registration Statement is being filed with the Securities and Exchange Commission (the “SEC”) to register an additional 2,500,000 shares of Common Stock (“Common Stock”) that may be issued under the Clipper Realty Inc. 2015 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) and an additional 500,000 shares of Common Stock that may be issued under the Clipper Realty Inc. 2015 Non-Employee Director Plan (the “Director Plan,” and collectively with the Omnibus Plan, the “Plans”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities which may be issued pursuant to the Plans to prevent dilution from stock splits, stock dividends or similar transactions.

(2)

Estimated, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based upon the average of the high and low sale prices for shares of Common Stock on the New York Stock Exchange on July 30, 2024.